Exhibit 99.1

Contact: Anu Ahluwalia, (212) 299-2439

Title: NYMEX Announces Implementation Plans For Side By Side Trading on CME Globex®

New York, N.Y., May 3, 2006 -- The board of directors of the New York Mercantile Exchange, Inc. unanimously voted today to offer both cash-settled and physically delivered NYMEX Division energy futures contracts for trading on CME Globex, the electronic trading platform of the Chicago Mercantile Exchange.

At the time of the initial phase of the launch, scheduled for the second quarter of 2006, NYMEX will offer cash-settled energy futures contracts for all listed months. The second phase of the launch will offer physically delivered energy futures contracts no later than six months from the initial launch.

The new NYMEX board, under the leadership of Chairman Richard Schaeffer, also voted to increase the maximum order limit size for all NYMEX miNYTM futures contracts to 999 contracts. In addition, it approved an exchange of futures for swaps mechanism for crude oil futures. NYMEX will also be adopting CME Globex electronic trading hours.

Mr. Schaeffer said, "NYMEX is excited to offer this additional avenue into its hugely popular and successful energy complex. Market participants may continue to rely on the price transparency and liquidity they have grown to expect from NYMEX while utilizing the highly respected CME Globex electronic trading platform."

James E. Newsome, NYMEX president and chief executive officer, said," The future of NYMEX will be shaped by its pairing with the CME to provide futures markets participants the best of both worlds, while significantly expanding access to NYMEX energy contracts through the CME Globex global distribution network"

###

Forward Looking and Cautionary Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to our future performance, operating results, strategy, and other future events. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, and similar words and terms, in connection with any discussion of future results. Forward-looking statements involve a number of assumptions, risks, and uncertainties, any of which may cause actual results to differ materially from the anticipated, estimated, or projected results referenced in forward-looking statements. In particular, the forward-looking statements of NYMEX Holdings, Inc., and its subsidiaries are subject to the following risks and uncertainties: the success and timing of new futures contracts and products; changes in political, economic, or industry conditions; the unfavorable resolution of material legal proceedings; the impact and timing of technological changes and the adequacy of intellectual property protection; the impact of legislative and regulatory actions, including without limitation, actions by the Commodity Futures Trading Commission; and terrorist activities and international hostilities, which may affect the general economy as well as oil and other commodity markets. We assume no obligation to update or supplement our forward-looking statements.